Exhibit 8.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

October 27, 2009

Re:	Issuance and Sale of 7.000% Capital Securities, Series AA,

by JPMorgan Chase Capital XXVII

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

JPMorgan Chase Capital XXVII

c/o JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

Ladies and Gentlemen:

We have acted as special tax counsel to JPMorgan Chase & Co., a Delaware corporation (the “Corporation”), and JPMorgan Chase Capital XXVII, a Delaware statutory trust (the “Trust,” and together with the Corporation, the “Registrants”), in connection with the preparation and filing by the Registrants with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-146220, 333-146220-05), under the Securities Act of 1933, as amended (the “Act”), as it became effective under the Act (the “Registration Statement”) and with respect to: (i) the issuance and sale of the 7.000% Junior Subordinated Deferrable Interest Debentures, Series AA, due November 1, 2039 (the “Subordinated Debentures”) by the Corporation pursuant to the Indenture (the “Indenture”), dated as of December 1, 1996, between the Corporation and The Bank of New York Mellon, as Debenture Trustee, as supplemented by the supplemental indentures dated as of September 23,

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2004 and May 19, 2005; and (ii) the issuance and sale of the 7.000% Capital Securities, Series AA (the “Capital Securities”) and the common securities (the “Common Securities,” and together with the Capital Securities, the “Trust Securities”) pursuant to the Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of October 27, 2009, among the Corporation, as Depositor, The Bank of New York Mellon, as Property Trustee, BNY Mellon Trust of Delaware, as Delaware Trustee, the Administrative Trustees named therein and the several Holders (as defined therein) of the Trust Securities. The Capital Securities will be offered for sale to investors pursuant to the Registrants’ prospectus dated September 21, 2007, as supplemented by the prospectus supplement dated October 20, 2009 (the “Prospectus”), filed by the Registrants pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act.

The Trust Securities are guaranteed by the Corporation with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, the Guarantee Agreement, (the “Guarantee”), dated as of October 27, 2009, between the Corporation, as guarantor, and The Bank of New York Mellon, as trustee, for the benefit of the holders of the Trust Securities. All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Prospectus.

In delivering this opinion letter, we have reviewed and relied upon: (i) the Prospectus; (ii) the Indenture; (iii) a form of the Subordinated Debentures; (iv) a form of the Trust Agreement; (v) a form of the Guarantee; (vi) a form of the Trust Securities; (vii) the Pricing Agreement dated as of October 20, 2009 among J.P Morgan Securities Inc. and the other

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several Underwriters named therein, the Corporation and the Trust, which incorporates by reference the Standard Provisions dated August 10, 2006 (together, the “Underwriting Agreement”); and (viii) the representation letter of the Corporation dated October 27, 2009 delivered to us for purposes of this opinion letter; and have made such other investigations as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinions described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the transactions related to the issuance of the Subordinated Debentures and the Trust Securities will be consummated in accordance with the terms of the documents and forms of documents described herein.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we are of the opinion that (i) assuming that the Trust was formed and will be maintained in compliance with the terms of the Trust Agreement, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes, (ii) the Subordinated Debentures will be treated as debt for United States federal income tax purposes, and (iii) the statements made in the Prospectus under the caption “Certain United States Federal Income Tax Consequences,” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

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We express no opinions with respect to the transactions referred to herein or in the Prospectus other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as the Capital Securities or transactions of the type described herein and that our opinions are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that the opinions expressed herein, if challenged, would be sustained by a court with jurisdiction in a properly presented case.

We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion letter as an exhibit to the Corporation’s Form 8-K (which is deemed incorporated by reference into the Prospectus constituting part of the Registration Statement) and to the use of our name under the captions “Certain United States Federal Income Tax Consequences” and “Validity of Securities” in the Prospectus.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP